Exhibit 10.2

June 17, 2002

Timothy J. Bernlohr
[Address]

Dear Tim:

This letter will confirm your employment agreement with RBX Industries, Inc. (the “Company”), which will be effective through September 1, 2003 (with automatic annual renewal periods as provided below). This letter extends and modifies certain aspects of your employment agreement letter dated October 24, 2001 as provided below.

Term:
Your employment agreement is extended so as to be effective through September 1, 2003 with automatic annual renewals unless you are otherwise notified in writing no later than the February 28th of each year preceding the expiration of your then-current term. Notice of non-renewal does not trigger a termination of your employment with the Company.

Severance:
If your employment is terminated by the Company prior to the expiration of this employment agreement for any reason other than For Cause, you shall receive from the Company your base salary at the time of termination and benefits as defined in your employment agreement letter dated October 24, 2001 for the greater of (a) the remaining term of your employment agreement or (b) one year. These severance provisions shall survive the expiration of this employment agreement.

Confidentiality and Non-Solicitation:
In your critical role within the company you have significant access to trade secrets and proprietary and/or confidential information, among other things (“Confidential Information”). You hereby agree that, during the course of your employment and for one year thereafter, you will not use or disclose to any person such Confidential Information, except and only to the extent that such use or disclosure is considered by you to be in the best interest of the Company and its owners or unless the Company grants permission to use such information. Further, you hereby agree that, for a period of one year after the termination or resignation of your employment with the Company, you will not solicit the Company’s then-current employees, customers and/or vendors.

RBX Industries, Inc. • 5221 ValleyPark Drive • Roanoke, Virginia 24019 • (800) 782-2839 • www.rbxcorp.com

We appreciate your continued efforts on behalf of the Company and look forward to working with you to meet the Company’s goals and objectives.

Sincerely,

/S/ EUGENE I. DAVIS
Eugene I. Davis Chief Executive Officer

Agreed this 28th day of June 2002.

/S/ TIMOTHY J. BERNLOHR
Timothy J. Bernlohr